Rule 424(b)(2)
                                                    Registration No. 333-53191

PRICING SUPPLEMENT NO. 1 DATED NOVEMBER 23, 1998

(To Prospectus Dated August 11, 1998, as supplemented by Prospectus Supplement Dated September 30, 1998)


                                CSX CORPORATION

                          Medium-Term Notes, Series C


Principal Amount:  $200,000,000         Redemption Terms (at option of CSX)
                   ------------            [ ] Not redeemable prior to Stated
                                               Maturity
Issue Price (Dollar Amount and             [X] Redeemable in accordance with the
Percentage of Principal Amount):               following terms:  See Optional
$198,432,000; 99.216%                                            ------------
--------------------                    Redemption explanation below
                                        ----------------------------
Settlement Date (Issue Date):
12/1/98                                 Repayment Terms (at option of the
-------                                 Holder):
                                        [X] Not repayable prior to Stated
Stated Maturity:  12/1/2028                 Maturity
                  ---------             [ ] Repayable in accordance with the
                                            following terms:
Type of Note:
[X} Fixed Rate Note                     Sinking Fund Provisions:
[ ] Floating Rate Note                  [X} None
[ ] Inverse Floating Rate Note          [ ] Applicable in accordance with the
[ ] Zero Coupon Note                        following terms
[ ] Foreign Currency Note
[ ] Indexed Note                        Specified Currency (U.S. dollars, unless
                                        otherwise indicated):
                                                             -------------------

Form:                                   Agents: Goldman, Sachs & Co.
[X] Book Entry                                  --------------------
[ ] Definitive                          ($120,000,000) and Merrill, Lynch,
                                        ----------------------------------
                                        Pierce, Fenner & Smith Incorporated
                                        -----------------------------------
                                        ($80,000,000)
                                        -------------
CUSIP No:  12641 L BU 6
           ------------                 Agents acting in capacity indicated
                                        below:
                                        [ ] As Agent
                                        [X] As Principal
Interest Rate: 6.80%
               -----                    Agent's Commission:  $1,750,000
                                                             ----------
Interest Payment Dates:  June 1
                         ------         Net Proceeds to CSX: $196,682,000, plus
and December 1, commencing                                   ------------------
--------------------------              accrued interest, if any, from December
June 1, 1999                            ---------------------------------------
------------                            1, 1998
                                        -------
Record Dates:  The May 15 and November
               -----------------------
15, as the case may be, next preceding
--------------------------------------  Other:  See Miscellaneous Terms
the June 1 and December 1 Interest              -----------------------
----------------------------------      provision below
Payment Dates                           ---------------
-------------

Optional Redemption

        The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of (i) and (ii) above, as the case may be, unpaid accrued interest thereon to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.15%, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means
(i) Goldman, Sachs & Co. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

        "Comparable  Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

        Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Miscellaneous Terms

        It is expected that delivery of the Notes will be made against payment therefor on or about December 1, 1998, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T + 5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T + 5 settlement.

        CSX is selling the Notes to the Agents named above under a Terms Agreement dated November 23, 1998.

                                                                 Rule 424(b)(2)
                                                    Registration No. 333-53191

PRICING SUPPLEMENT NO. 2 DATED NOVEMBER 23, 1998

(To Prospectus Dated August 11, 1998, as supplemented by Prospectus Supplement Dated September 30, 1998)


                                CSX CORPORATION

                          Medium-Term Notes, Series C


Principal Amount:  $150,000,000         Redemption Terms (at option of CSX)
                   ------------            [X] Not redeemable prior to Stated
                                               Maturity
Issue Price (Dollar Amount and             [ ] Redeemable in accordance with the
Percentage of Principal Amount):               following terms:
$149,839,500; 99.893%
--------------------                    Repayment Terms (at option of the
                                        Holder):
Settlement Date (Issue Date):              [X] Not repayable prior to Stated
12/1/98                                         Maturity
-------                                    [ ] Repayable in accordance with the
                                               following terms:
Stated Maturity:  12/1/2003
                  ---------             Sinking Fund Provisions:
                                           [X} None
Type of Note:                              [ ] Applicable in accordance with the
   [X} Fixed Rate Note                         following terms
   [ ] Floating Rate Note
   [ ] Inverse Floating Rate Note       Specified Currency (U.S. dollars, unless
   [ ] Zero Coupon Note                 otherwise indicated):
   [ ] Foreign Currency Note                                 -------------------
   [ ] Indexed Note
                                        Agents: Goldman, Sachs & Co.
Form:                                           --------------------
   [X] Book Entry                       ($90,000,000) and Chase Securities Inc.
   [ ] Definitive                       ---------------------------------------
                                        ($60,000,000)
                                        ------------

CUSIP No:  12641 L BV 4                 Agents acting in capacity indicated
           ------------                 below:
                                        [ ] As Agent
Interest Rate: 5.85%                    [X] As Principal
               -----
                                        Agent's Commission:  $900,000
                                                             --------
Interest Payment Dates:  June 1         Net Proceeds to CSX: $148,939,500, plus
                         ------                              ------------------
and December 1, commencing              accrued interest, if any, from December
--------------------------              ---------------------------------------
June 1, 1999                            1, 1998
------------                            -------

Record Dates:  The May 15 and November  Other:  See Miscellaneous Terms
               ----------------------           -----------------------
15, as the case may be, next preceding  provision below
--------------------------------------  ---------------
the June 1 and December 1 Interest
-----------------------------------
Payment Dates
-------------

Miscellaneous Terms

        It is expected that delivery of the Notes will be made against payment therefor on or about December 1, 1998, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T + 5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T + 5 settlement.

        CSX is selling the Notes to the Agents named above under a Terms Agreement dated November 23, 1998.